Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Olin Announces Fourth Quarter 2023 Results

Highlights

•Fourth quarter 2023 net income of $52.9 million, or $0.43 per diluted share
•Quarterly adjusted EBITDA of $210.1 million
•Share repurchases of $711.3 million in 2023
•Expect 2024 adjusted EBITDA to improve from 2023

Clayton, MO, January 25, 2024 – Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter ended December 31, 2023. Fourth quarter 2023 reported net income was $52.9 million, or $0.43 per diluted share, which compares to fourth quarter 2022 reported net income of $196.6 million, or $1.43 per diluted share. Fourth quarter 2023 adjusted EBITDA of $210.1 million excludes depreciation and amortization expense of $128.5 million, insurance recoveries of $22.0 million, and restructuring income of $2.4 million. Fourth quarter 2022 adjusted EBITDA was $441.8 million. Sales in the fourth quarter 2023 were $1,614.6 million, compared to $1,977.0 million in the fourth quarter 2022. Full year 2023 reported net income was $460.2 million, or $3.57 per diluted share, which compares to full year 2022 reported net income of $1,326.9 million, or $8.94 per diluted share.

Scott Sutton, Chairman, President, and Chief Executive Officer, said, “Through the challenging economic environment of 2023, Olin successfully demonstrated our unique winning model by delivering $1.3 billion of adjusted EBITDA and corresponding cash flows enabling the 2023 repurchase of approximately 10% of our outstanding shares. As we are confident in our Company’s future and the strength of our earnings and cash flow, we plan to continue our capital allocation strategy, while committing to maintain an investment-grade balance sheet and achieving additional investment-grade credit ratings.

“In fourth quarter 2023, we executed a ‘value accelerator initiative’ designed to halt the decline in our electrochemical unit (“ECU”) values and accelerate a favorable inflection point for our Chlor Alkali Products and Vinyls business. We are seeing success with our ‘value accelerator initiative’ but expect to continue to limit our market participation through February 2024, as we remain disciplined in our approach to ECU values. We anticipate our initiative supports an improved 2024 adjusted EBITDA as compared to 2023. Considering the ongoing difficult global economic environment and our ‘value accelerator initiative,’ we expect first quarter 2024 results from our Chemical businesses to be slightly higher than fourth quarter 2023 levels. We also expect our Winchester business first quarter 2024 results to increase sequentially from fourth quarter 2023. Overall, we expect Olin’s first quarter 2024 adjusted EBITDA to improve by approximately 10% from fourth quarter 2023 levels.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes.

CHLOR ALKALI PRODUCTS AND VINYLS

In first quarter 2023, the Blue Water Alliance joint venture began operations and is consolidated in our Chlor Alkali Products and Vinyls segment. Chlor Alkali Products and Vinyls sales for the fourth quarter 2023 were $906.1 million, compared to $1,172.8 million in the fourth quarter 2022. The decrease in Chlor Alkali Products and Vinyls sales was primarily due to lower pricing and a less favorable product mix. Fourth quarter 2023 segment earnings were $65.9 million, compared to $252.3 million in the fourth quarter 2022. The $186.4 million decrease in segment earnings was primarily due to lower volumes and lower pricing, primarily caustic soda, partially offset by lower raw material and operating costs. The Chlor Alkali Products and Vinyls fourth quarter 2023 segment results were negatively impacted by approximately $100 million from the ‘value accelerator initiative.’ Chlor Alkali Products and Vinyls fourth quarter 2023 results included depreciation and amortization expense of $105.4 million compared to $117.6 million in the fourth quarter 2022.

EPOXY

Epoxy sales for the fourth quarter 2023 were $313.1 million, compared to $484.2 million in the fourth quarter 2022. The decrease in Epoxy sales was primarily due to lower product pricing and $94.0 million of lower cumene and bisphenol A sales. As part of the Epoxy business restructuring actions to right-size our global asset footprint to the most cost-effective asset base to support our strategic operating model, the Epoxy business ceased operations at our cumene facility in Terneuzen, Netherlands in first quarter 2023 and one of our bisphenol A production lines at our Stade, Germany facility in fourth quarter 2022. Fourth quarter 2023 segment loss was ($23.1) million, compared to segment earnings of $30.5 million in the fourth quarter 2022. The $53.6 million decrease in Epoxy segment earnings was primarily due to lower pricing and incremental costs associated with inventory reduction, partially offset by lower raw material and operating costs, mainly decreased natural gas and electrical power costs, and an improved product mix. Epoxy fourth quarter 2023 results included depreciation and amortization expense of $13.0 million compared to $22.4 million in the fourth quarter 2022.

WINCHESTER

In fourth quarter 2023, we completed the acquisition of the White Flyer business, which was included in our Winchester segment. White Flyer designs, manufactures and sells recreational trap, skeet, international and sporting clay targets. Winchester sales for the fourth quarter 2023 were $395.4 million, compared to $320.0 million in the fourth quarter 2022. The increase in Winchester sales was primarily due to higher commercial ammunition shipments, higher domestic and international military sales, and White Flyer sales. Fourth quarter 2023 segment earnings were $65.4 million, compared to $45.7 million in the fourth quarter 2022. The $19.7 million increase in segment earnings was primarily due to higher commercial ammunition shipments, higher military sales, and lower operating costs, partially offset by lower commercial ammunition pricing. Winchester fourth quarter 2023 results included depreciation and amortization expense of $8.1 million compared to $6.4 million in the fourth quarter 2022.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in fourth quarter of 2023 decreased $12.0 million compared to fourth quarter 2022 primarily due to lower stock-based compensation, including mark-to-market adjustments, a favorable foreign currency impact, and lower legal-related costs.

LIQUIDITY AND SHARE REPURCHASES

The cash balance on December 31, 2023, was $170.3 million and Olin ended the year with net debt of approximately $2.5 billion and a net debt to adjusted EBITDA ratio of 1.9 times. On December 31, 2023, Olin had approximately $1.3 billion of available liquidity.

During fourth quarter 2023, approximately 2.5 million shares of common stock were repurchased at a cost of $116.2 million. During 2023, approximately 13.3 million shares of common stock were repurchased at a cost of $711.3 million. On December 31, 2023, Olin had approximately $1.0 billion available under its current share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss fourth quarter 2023 financial results at 9:00 a.m. Eastern time on Friday, January 26, 2024. Remarks will be followed by a question-and-answer session. Associated slides, which will be available the evening before the call, and the conference call webcast will be accessible via Olin’s website, www.olin.com, under the fourth quarter conference call icon. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the next business day.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, industrial cartridges, and clay targets.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "outlook," "project," "estimate," "forecast," "optimistic," “target,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s intent to repurchase, from time to time, the Company’s common stock. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, and our Quarterly Reports on Form 10-Q and other reports furnished or filed with the SEC, include, but are not limited to, the following:

Business, Industry and Operational Risks
•sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us;
•declines in average selling prices for our products and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;
•unsuccessful execution of our strategic operating model, which prioritizes Electrochemical Unit (ECU) margins over sales volumes;
•failure to control costs and inflation impacts or failure to achieve targeted cost reductions;
•our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;
•the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions, production hazards and weather-related events;
•availability of and/or higher-than-expected costs of raw material, energy, transportation, and/or logistics;
•the failure or an interruption of our information technology systems;
•failure to identify, attract, develop, retain and motivate qualified employees throughout the organization and ability to manage executive officer and other key senior management transitions;
•our inability to complete future acquisitions or joint venture transactions or successfully integrate them into our business;
•risks associated with our international sales and operations, including economic, political or regulatory changes;
•the negative impact from a public health crisis, such as a pandemic, epidemic or outbreak of infectious disease, including the COVID-19 pandemic and the global response to the pandemic, including without limitation adverse impacts in complying with governmental mandates;
•our indebtedness and debt service obligations;
•weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;
•adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;
•the effects of any declines in global equity markets on asset values and any declines in interest rates or other significant assumptions used to value the liabilities in, and funding of, our pension plans;
•our long-range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets;

Legal, Environmental and Regulatory Risks
•changes in, or failure to comply with, legislation or government regulations or policies, including changes regarding our ability to manufacture or use certain products and changes within the international markets in which we operate;
•new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;
•unexpected outcomes from legal or regulatory claims and proceedings;
•costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;
•various risks associated with our Lake City U.S. Army Ammunition Plant contract and performance under other governmental contracts; and
•failure to effectively manage environmental, social and governance (ESG) issues and related regulations, including climate change and sustainability.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2024-01

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2023	2022	2023	2022
Sales	$1,614.6	$1,977.0	$6,833.0	$9,376.2
Operating Expenses:
Cost of Goods Sold	1,430.9	1,594.5	5,667.5	7,194.3
Selling and Administrative	102.8	97.9	406.7	393.9
Restructuring (Income) Charges(b)	(2.4)	11.0	89.6	25.3
Other Operating Income(c)	15.7	—	42.9	16.3
Operating Income	99.0	273.6	712.1	1,779.0
Interest Expense	47.2	40.5	181.1	143.9
Interest Income	1.1	1.0	4.3	2.2
Non-operating Pension Income	7.0	9.7	24.0	38.7
Income before Taxes	59.9	243.8	559.3	1,676.0
Income Tax Provision(d)	11.1	47.2	107.3	349.1
Net Income	48.8	196.6	452.0	1,326.9
Net Loss Attributable to Noncontrolling Interests	(4.1)	—	(8.2)	—
Net Income Attributable to Olin Corporation	$52.9	$196.6	$460.2	$1,326.9
Net Income Attributable to Olin Corporation Per Common Share:
Basic	$0.44	$1.46	$3.66	$9.16
Diluted	$0.43	$1.43	$3.57	$8.94
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	121.0	134.5	125.9	144.9
Average Common Shares Outstanding - Diluted	123.5	137.7	128.8	148.5

(a)Unaudited.
(b)Restructuring income for the three months ended December 31, 2023 was primarily attributed to revised contract termination costs associated with our operational cessation at our Terneuzen, Netherlands, cumene facility. Restructuring charges for the year ended December 31, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost-effective assets to support our strategic operating model, of which $17.7 million were non-cash impairment charges for equipment and facilities.
(c)Other operating income for both the three months and year ended December 31, 2023 included an insurance recovery of $15.6 million associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility. Other operating income for the year ended December 31, 2023 also included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations. Other operating income for the year ended December 31, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities.
(d)Income tax provision for the year ended December 31, 2022 included a benefit of $36.6 million primarily associated with the release of deferred tax liabilities as a result of a legal entity liquidation.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2023	2022	2023	2022
Sales:
Chlor Alkali Products and Vinyls	$906.1	$1,172.8	$3,995.1	$5,085.0
Epoxy	313.1	484.2	1,329.2	2,690.5
Winchester	395.4	320.0	1,508.7	1,600.7
Total Sales	$1,614.6	$1,977.0	$6,833.0	$9,376.2
Income before Taxes:
Chlor Alkali Products and Vinyls	$65.9	$252.3	$664.2	$1,181.3
Epoxy	(23.1)	30.5	(31.0)	388.5
Winchester	65.4	45.7	255.6	372.9
Corporate/Other:
Environmental Expense(b)	(0.6)	(5.2)	(23.7)	(23.2)
Other Corporate and Unallocated Costs	(26.7)	(38.7)	(106.3)	(131.5)
Restructuring Income (Charges)(c)	2.4	(11.0)	(89.6)	(25.3)
Other Operating Income(d)	15.7	—	42.9	16.3
Interest Expense	(47.2)	(40.5)	(181.1)	(143.9)
Interest Income	1.1	1.0	4.3	2.2
Non-operating Pension Income	7.0	9.7	24.0	38.7
Income before Taxes	$59.9	$243.8	$559.3	$1,676.0

(a)Unaudited.
(b)Environmental expense for both the three months and years ended December 31, 2023 and 2022, included $6.4 million and $1.0 million, respectively, of insurance recoveries for costs incurred and expensed in prior periods.
(c)Restructuring income for the three months ended December 31, 2023 was primarily attributed to revised contract termination costs associated with our operational cessation at our Terneuzen, Netherlands, cumene facility. Restructuring charges for the year ended December 31, 2023 were primarily associated with our actions to configure our global Epoxy asset footprint to optimize the most productive and cost-effective assets to support our strategic operating model, of which $17.7 million were non-cash impairment charges for equipment and facilities.
(d)Other operating income for both the three months and year ended December 31, 2023 included an insurance recovery of $15.6 million associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility. Other operating income for the year ended December 31, 2023 also included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations. Other operating income for the year ended December 31, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2023	2022
Assets:
Cash and Cash Equivalents	$170.3	$194.0
Accounts Receivable, Net	874.7	924.6
Income Taxes Receivable	15.3	43.2
Inventories, Net	858.8	941.9
Other Current Assets	54.1	52.7
Total Current Assets	1,973.2	2,156.4
Property, Plant and Equipment (Less Accumulated Depreciation of $4,826.3 and $4,413.1)	2,519.6	2,674.1
Operating Lease Assets, Net	344.7	356.0
Deferred Income Taxes	87.4	60.5
Other Assets	1,118.5	1,102.5
Intangibles, Net	245.8	273.8
Goodwill	1,424.0	1,420.9
Total Assets	$7,713.2	$8,044.2
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$78.8	$9.7
Accounts Payable	775.4	837.7
Income Taxes Payable	154.7	133.4
Current Operating Lease Liabilities	69.3	71.8
Accrued Liabilities	450.0	508.8
Total Current Liabilities	1,528.2	1,561.4
Long-term Debt	2,591.3	2,571.0
Operating Lease Liabilities	283.1	292.5
Accrued Pension Liability	225.8	234.5
Deferred Income Taxes	476.2	507.3
Other Liabilities	340.3	333.9
Total Liabilities	5,444.9	5,500.6
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share; Authorized 240.0 Shares; Issued and Outstanding 120.2 Shares (132.3 in 2022)	120.2	132.3
Additional Paid-in Capital	24.8	682.7
Accumulated Other Comprehensive Loss	(496.3)	(495.9)
Retained Earnings	2,583.7	2,224.5
Olin Corporation’s Shareholders’ Equity	2,232.4	2,543.6
Noncontrolling Interests	35.9	—
Total Equity	2,268.3	2,543.6
Total Liabilities and Equity	$7,713.2	$8,044.2

(a)Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2023	2022
Operating Activities:
Net Income	$452.0	$1,326.9
Gains on Disposition of Property, Plant and Equipment	(27.0)	(13.0)
Stock-based Compensation	18.6	14.1
Depreciation and Amortization	533.4	598.8
Deferred Income Taxes	(55.6)	(32.4)
Write-off of Equipment and Facility included in Restructuring Charges	17.7	—
Qualified Pension Plan Contributions	(1.1)	(1.3)
Qualified Pension Plan Income	(21.0)	(33.1)
Changes in:
Receivables	65.4	160.8
Income Taxes Receivable/Payable	45.8	(2.9)
Inventories	94.4	(86.3)
Other Current Assets	(3.1)	15.9
Accounts Payable and Accrued Liabilities	(133.9)	(22.3)
Other Assets	(23.4)	(2.6)
Other Noncurrent Liabilities	15.8	(0.7)
Other Operating Activities	(3.7)	—
Net Operating Activities	974.3	1,921.9
Investing Activities:
Capital Expenditures	(236.0)	(236.9)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(63.9)	—
Payments under Other Long-term Supply Contracts	(64.5)	(37.7)
Proceeds from Disposition of Property, Plant and Equipment	28.8	14.9
Other Investing Activities	(5.2)	—
Net Investing Activities	(340.8)	(259.7)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	85.9	(201.1)
Common Stock Repurchased and Retired	(711.3)	(1,350.7)
Stock Options Exercised	25.4	25.7
Dividends Paid	(101.0)	(116.2)
Debt Issuance Costs	—	(4.4)
Contributions Received from Noncontrolling Interests	44.1	—
Net Financing Activities	(656.9)	(1,646.7)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	(2.0)
Net (Decrease) Increase in Cash and Cash Equivalents	(23.7)	13.5
Cash and Cash Equivalents, Beginning of Year	194.0	180.5
Cash and Cash Equivalents, End of Year	$170.3	$194.0

(a)Unaudited.

Olin Corporation
Non-GAAP Financial Measures - Adjusted EBITDA(a)

Olin's definition of Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring (income) charges and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are omitted from this release because Olin is unable to provide such reconciliations without the use of unreasonable efforts. This inability results from the inherent difficulty in forecasting generally and quantifying certain projected amounts that are necessary for such reconciliations. In particular, sufficient information is not available to calculate certain adjustments required for such reconciliations, including interest expense (income), income tax provision (benefit), other expense (income) and restructuring (income) charges. Because of our inability to calculate such adjustments, forward-looking net income guidance is also omitted from this release. We expect these adjustments to have a potentially significant impact on our future GAAP financial results.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$48.8	$196.6	$452.0	$1,326.9
Add Back:
Interest Expense	47.2	40.5	181.1	143.9
Interest Income	(1.1)	(1.0)	(4.3)	(2.2)
Income Tax Provision	11.1	47.2	107.3	349.1
Depreciation and Amortization	128.5	148.5	533.4	598.8
EBITDA	234.5	431.8	1,269.5	2,416.5
Add Back:
Restructuring (Income) Charges	(2.4)	11.0	89.6	25.3
Environmental Recoveries(b)	(6.4)	(1.0)	(6.4)	(1.0)
Certain Non-recurring Items(c)	(15.6)	—	(42.6)	(13.0)
Adjusted EBITDA	$210.1	$441.8	$1,310.1	$2,427.8

(a)Unaudited.
(b)Environmental recoveries included insurance recoveries for costs incurred and expensed in prior periods.
(c)Certain non-recurring items for both the three months and year ended December 31, 2023 included an insurance recovery of $15.6 million associated with a second quarter 2022 business interruption at our Plaquemine, Louisiana, Chlor Alkali Products and Vinyls facility. Certain non-recurring items for the year ended December 31, 2023 also included a gain of $27.0 million for the sale of Olin's domestic private trucking fleet and operations. Certain non-recurring items for the year ended December 31, 2022 included $13.0 million of gains for the sale of two former manufacturing facilities.

Olin Corporation
Non-GAAP Financial Measures - Net Debt to Adjusted EBITDA(a)

Olin's definition of Net Debt to Adjusted EBITDA is Net Debt divided by Adjusted EBITDA. Net Debt at the end of any reporting period is defined as the sum of our current installments of long-term debt and long-term debt, less cash and cash equivalents. Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring (income) charges and certain other non-recurring items. Net Debt to Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a measure of our ability to manage our indebtedness. The use of non-GAAP financial measures is not intended to replace any measures of indebtedness or liquidity determined in accordance with GAAP and Net Debt or Net Debt to Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	December 31,
(In millions)	2023	2022
Current Installments of Long-term Debt	$78.8	$9.7
Long-term Debt	2,591.3	2,571.0
Total Debt	2,670.1	2,580.7
Less: Cash and Cash Equivalents	(170.3)	(194.0)
Net Debt	$2,499.8	$2,386.7

Adjusted EBITDA	$1,310.1	$2,427.8

Net Debt to Adjusted EBITDA	1.9	1.0

(a)Unaudited.